Exhibit 2.1

December 21, 2010

ASSET PURCHASE AGREEMENT

by and between

APEX LABORATORIES, INC.

and

MESA LABORATORIES, INC.

TABLE OF CONTENTS

ARTICLE I Definitions And Usage		1
1.1.	Definitions	1
1.2.	Usage	6
1.3.	Legal Representation of the Parties	6
ARTICLE II Sale and Transfer of Sale Assets; Closing		6
2.1.	Assets To Be Sold	6
2.2.	Excluded Assets	7
2.3.	Consideration	7
2.4.	Liabilities	7
2.5.	Closing	7
2.6.	Closing Obligations	8
2.7.	A/R Payment	9
2.8.	Holdback	9
ARTICLE III Representations and Warranties of Seller		10
3.1.	Organization and Good Standing	10
3.2.	Enforceability; Authority; No Conflict	10
3.3.	Financial Statements	11
3.4.	Accounts Receivable	11
3.5.	Title to Sale Assets	11
3.6.	Inventories and Fixed Assets	11
3.7.	Taxes	11
3.8.	No Material Adverse Change	11
3.9.	Compliance With Legal Requirements	12
3.10.	Legal Proceedings; Orders	12
3.11.	Absence of Certain Changes and Events	12
3.12.	Business Product	12
3.13.	Purchase Orders	12
3.14.	Environmental Matters	13
3.15.	Intellectual Property Assets	13
3.16.	Brokers or Finders	14
3.17.	No Other Representations or Warranties	14
ARTICLE IV Representations And Warranties Of Buyer		14
4.1.	Organization and Good Standing	14
4.2.	Enforceability; Authority; No Conflict	14
4.3.	Certain Proceedings	15
4.4.	Brokers or Finders	15
ARTICLE V Additional Covenants		15
5.1.	Other Tax Payments	15
5.2.	Noncompetition; No-Hire; Confidentiality	15
5.3.	Customer and Other Business Relationships	17
5.4.	Retention of and Access to Records; Confidentiality	17
5.5.	Further Assurances	18
ARTICLE VI Indemnification; Remedies		18
6.1.	Indemnification by Seller and Sole Shareholder	18
6.2.	Indemnification by Buyer	19

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6.3.	Indemnity Procedure	19
6.4.	Survival of Representations and Warranties	20
6.5.	Exclusive Remedy	20
6.6.	Punitive Damages	21
ARTICLE VII General Provisions		21
7.1.	Expenses	21
7.2.	Public Announcements	21
7.3.	Notices	21
7.4.	Entire Agreement and Modification	22
7.5.	Assignments, Successors, and No Third-Party Rights	22
7.6.	Severability	22
7.7.	Knowledge	22
7.8.	Construction	23
7.9.	Governing Law; Jurisdiction and Venue	23
7.10.	Execution of Agreement	23

Exhibit A	Disclosure Letter to the Asset Purchase Agreement
Exhibit 2.6(a)(i)	Form of Bill of Sale
Exhibit 2.6(a)(ii)	Form of Assignment and Assumption Agreement
Exhibit 2.6(a)(iii)	Form of Transition Services Agreement
Exhibit 2.6(a)(iv)	Form of Assignment of all Intellectual Property Assets

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is dated as of December 21, 2010, by and between Apex Laboratories, Inc., a North Carolina corporation (“Seller”) on the one side, and Mesa Laboratories, Inc., a Colorado corporation (“Buyer”) on the other. Joseph P. Dalmasso, the sole shareholder of Seller (“Sole Shareholder”), is a party to this Agreement only with respect to Section 5.2 and Article VI.  Buyer, Seller and Sole Shareholder are referred to herein collectively as the “Parties” and each individually as a “Party.”

R E C I T A L S:

WHEREAS, Seller is in the business of developing, manufacturing, marketing, distributing, and selling Biological Indicators for VHP and providing certain Contract Services (each as defined herein) throughout the world (collectively the “Business”); and

WHEREAS, Seller desires to sell and Buyer desires to purchase certain of the assets held in connection with, necessary for, or material to the Business, subject to Buyer’s assumption of certain liabilities, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

ARTICLE I
Definitions And Usage

1.1.         Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Affiliate” — with respect to a specified Person, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.  For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities or by Contract.

“Announcement” — as defined in Section 7.2.

“A/R” — as defined in Section 3.4.

“A/R Payment” — as defined in Section 2.3.

“Assignment and Assumption Agreement” — as defined in Section 2.6(a)(ii).

“Assumed Liabilities” — as defined in Section 2.4(a).

“Bill of Sale” — as defined in Section 2.6(a)(i).

“Biological Indicators” — any device designed to determine the efficacy of a sterilization, pasteurization, or disinfection process consisting of bacterial spores deposited on a carrier substrate.

“Breach” — any breach of any representation or warranty, or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

“Business” — as defined in the Recitals of this Agreement.

“Business Day” — any day other than (a) Saturday or Sunday or (b) any other day on which banks in the United States are permitted or required to be closed.

“Business Product” — means the Biological Indicator Products for VHP manufactured, marketed, distributed, and/or sold by the Seller in the Ordinary Course of Business.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer’s Closing Documents” — as defined in Section 4.2(a).

“Buyer’s Indemnitees” — as defined in Section 6.1(a).

“Buyer’s Information” — as defined in Section 5.4(c).

“Buyer’s Loss” — as defined in Section 6.1(a).

“Closing” — as defined in Section 2.5.

“Closing Date” — the date on which the Closing actually takes place.

“Closing Payment” — as defined in Section 2.3.

“Code” — the Internal Revenue Code of 1986, as amended.

“Commercial Basis” — offering a BI on the open market for multiple customers.

“Consent” — any approval, ratification, waiver or other authorization required by Buyer

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contract” — any written and legally binding agreement, obligation, promise, or undertaking.

“Contract Services” —any custom testing services provided by Seller involving the testing of Biological Indicators, producing Biological Indicators for a single customer, determining the efficacy of any sterilization process, or otherwise performing specialized studies on or utilizing bacterial spores.

“Disclosing Party” — as defined in Section 5.4(e).

“Disclosure Letter” — the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement which is attached hereto, made a part hereof and attached as Exhibit A.

“Effective Time” — 8:00 a.m. (EST) on the Closing Date.

“Encumbrance” — any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first option, right of first refusal, or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” — any Legal Requirement concerning pollution or protection of the Environment, as such requirements are enacted and in effect on the Closing Date.

“Environmental, Health and Safety Liabilities” — any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.

“Excluded Assets” — as defined in Section 2.2.

“Fixed Assets” — as defined in Section 2.1(b).

“Governing Documents” — with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

“Governmental Body” — any:

(a)           nation, state, county, city, town, borough, village, district, or other governmental jurisdiction;

(b)           federal, state, local, municipal, foreign, or other government; or

(c)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers).

“Hazardous Material” — any substance, material or waste that is regulated under an Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of any Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, and polychlorinated biphenyls.

“Holdback Amount” — as defined in Section 2.3.

“Income Statements” —  as defined in Section 3.3.

“Indemnified Party” — as defined in Section 6.3.

“Indemnifying Party” — as defined in Section 6.3.

“Information” — as defined in Section 5.4(e).

“Intellectual Property” — to the extent related to the Business, all of Seller’s right, title and interest in and to, any and all United States and foreign (a) patents, patent applications, and inventions and discoveries that may be patentable; (b) trademarks, service marks, trade names, logos, business and product names, and registrations and applications for registration thereof; (c) copyrights in both published works and unpublished works; (d) trade secrets, confidential or proprietary information or know-how, customer lists, technical information, confidential or proprietary data, and process technology; (e) all proprietary software source code owned by Seller; (f) all of Seller’s rights in internet web sites and internet domain names owned by Seller; and (g) Seller’s rights to dedicated toll-free phone numbers used by Seller in its Business. Notwithstanding the foregoing, Intellectual Property shall exclude all over the counter, off the shelf or click to purchase software.

“Intellectual Property Assets” — as defined in Section 2.1(e).

“Inventories” — all inventories of finished Business Products of Seller, all work in process inventories of Seller exclusively related to the Business, and all raw materials and component parts exclusively related to the Business, all of which is useable in the Ordinary Course of Business.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty applicable to Seller’s Business as currently operated.

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, known or unknown to such person, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable whether or not the same is required to be accrued on the financial statements of such Person.

“Litigation” — as defined in Section 6.1(a).

“Material Adverse Effect” — any loss, expense, or cost which is materially adverse to the financial condition or results of operations of the Business taken as a whole.

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.

“Order” — any outstanding order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” — any action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)           is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the operations of such Person; and

(b)           does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).

“Party” or “Parties” — as defined in the first paragraph of this Agreement.

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a Governmental Body.

“Proceeding” — any known legal action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

“Purchase Orders” — as defined in Section 2.1(c).

“Purchase Price” — as defined in Section 2.3.

“Record” — information within the Seller’s possession that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Representative” — with respect to a particular Person, any director, officer, manager, of that Person.

“Sale Assets” — as defined in Section 2.1.

“Sale Books and Records” — as defined in Section 2.1(d).

“Seller” — as defined in the first paragraph of this Agreement.

“Seller’s Closing Documents” — as defined in Section 3.2(a).

“Seller’s Indemnitees” — as defined in Section 6.2(a).

“Seller’s Information” — as defined in Section 5.4(d).

“Seller’s Loss” — as defined in Section 6.2(a).

“Tax” — any tax as a result of income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract allocating tax sharing payments.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” — a Person that is not a party to this Agreement.

“Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Transfer Taxes” — as defined in Section 5.1.

“Transition Services Agreement” — as defined in Section 2.6(a)(iii).

“VHP” — the process of creating a gaseous vapor of hydrogen peroxide for the purposes of sterilization or disinfection.

1.2.         Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(iv)          with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(v)           references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments attached thereto.

1.3.         Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II
Sale and Transfer of Sale Assets; Closing

2.1.         Assets To Be Sold.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller’s right, title, and interest in and to all of the following assets to the extent related to the Business (but specifically excluding, without limitation, the Excluded Assets):

(a)           all Inventories;

(b)           all machinery, equipment, tools, dies, jigs, patterns, trade fixtures, molds, spare parts, marketing collateral material, and tooling including molds and other fixed assets, whether or not capitalized, used in the development, manufacture, packaging, quality control, marketing, distribution, and sale of the Business Product and identified on Part 3.6(b) of the Disclosure Letter (the “Fixed Assets”);

(c)           all written and unfulfilled orders entered into in the Ordinary Course of Business for the sale of Business Product, and all outstanding written offers made by Seller in the Ordinary Course of Business to enter into any Contract for the sale of Business Product (collectively, the “Purchase Orders”);

(d)           all data and Records, including those in electronic format and original Records in written form (except that copies of such Records shall be transferred to the extent that Seller is required by Legal Requirements to retain the originals of such Records), related exclusively to the Business; provided, however, the Records shall exclude all Records required to be maintained as confidential and/or returned to a third Person (the “Sale Books and Records”).

(e)           all Intellectual Property owned or used by Seller and exclusively related to, used in, held for use in connection with, or necessary for the conduct of the Business, including the Intellectual Property listed in Part 3.15(a) of the Disclosure Letter (collectively, the “Intellectual Property Assets”); and

(f)            the accounts receivable listed in Part 3.4 of the Disclosure Letter.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Sale Assets.”

2.2.         Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all other assets of Seller not specifically identified in Section 2.1 of this Agreement, including, without limitation, all assets not related to the Business (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Sale Assets and shall remain the property of Seller after the Closing.

2.3.         Consideration.

The consideration for the Sale Assets shall be the sum of (a) $5,400,000 (the “Closing Payment”) delivered in accordance with Section 2.6(b)(i) of this Agreement; (b), ninety percent (90%) of the sum of the accounts receivable amounts listed in Part 3.4 of the Disclosure Letter (the “A/R Payment”) delivered in accordance with Section 2.7 of this Agreement; (c) $600,000 (the “Holdback Amount”) delivered in accordance with Section 2.8 of this Agreement; and (d) the assumption of the Assumed Liabilities (as defined herein) pursuant to the Assignment and Assumption Agreement by Buyer (collectively, the “Purchase Price”).

2.4.         Liabilities.

(a)           Assumed Liabilities.  On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”): (i) any Liability under a warranty given by Seller in the Ordinary Course of Business on a Business Product shipped by Seller to a Third Party prior to the Effective Time; (ii) any Liability arising with respect to the Inventory, exclusive of outstanding payments to vendors for Inventory items as of the Closing; and (iii) any Liability under the Purchase Orders (other than any Liability arising under the Purchase Orders out of or relating to a Breach that occurred prior to the Effective Time).

(b)           Retained Liabilities.  Every liability of Seller other than the Assumed Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged solely by Seller.

2.5.         Closing.

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Seller, or at an alternate mutually agreeable location commencing at 10:00 a.m. (local time) but effective as of the Effective Time, on the date that this Agreement is executed by the Parties.  At the Closing, Seller shall deliver to

Buyer full actual possession and control of the Sale Assets; provided that Seller may deliver Inventories and Fixed Assets listed in Part 3.6(a) and Part 3.6(b) of the Disclosure Letter at a later date, in accordance with the terms of the Transition Services Agreement (as defined herein).

2.6.         Closing Obligations.

In addition to any other documents to be delivered under any other provisions of this Agreement, at the Closing:

(a)           Seller shall deliver to Buyer:

(i)            a bill of sale for all of the Sale Assets that are tangible personal property in the form of Exhibit 2.6(a)(i) attached hereto and made a part hereof (the “Bill of Sale”) executed by Seller;

(ii)           an assignment of all of the Sale Assets that are intangible personal property and Buyer’s undertaking and assumption of the Assumed Liabilities, in the form of Exhibit 2.6(a)(ii) attached hereto and made a part hereof, (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)          a transition services agreement in the form of Exhibit 2.6(a)(iii) attached hereto and made a part hereof (the “Transition Services Agreement”) executed by Seller;

(iv)          assignments of all Intellectual Property Assets and separate assignments of all registered trademarks, patents, and copyrights in the form of Exhibit 2.6(a)(iv) attached hereto and made a part hereof executed by Seller;

(v)           such other deeds, bills of sale, assignments, Consents to assignments, certificates of title, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and executed by Seller and, as the case may be, Third Parties;

(vi)          a certificate of the Secretary of Seller certifying that all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been approved or taken and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions; and

(vii)         the favorable opinion of counsel to Seller and Sole Shareholder, dated as of the Closing Date, confirming, among other things, that the Agreement and the Contemplated Transactions have been duly authorized by all appropriate and necessary Board and Shareholder actions, and that the Agreement is enforceable in accordance with its terms.

(b)           Buyer shall deliver to Seller:

(i)            The Closing Payment by wire transfer to an account or accounts specified by Seller to Buyer in a writing;

(ii)           the Assignment and Assumption Agreement executed by Buyer;

(iii)          the Transition Services Agreement executed by Buyer;

(iv)          a certificate of the Secretary of Buyer certifying that all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been approved or taken and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

(v)           such other agreements, assignments and other instruments of transfer and assumption as may reasonably be requested by Seller, each in form and substance satisfactory to Seller and executed by Buyer and, as the case may be, Third Parties.

2.7.         A/R Payment.

An amount equal to ninety percent (90%) of the sum of the accounts receivable balance on the Closing Date shall be payable by Buyer to Seller.  Within one (1) Business Day following Closing, Buyer shall review the accounts receivable amounts listed in Section 3.4 of the Disclosure Letter to verify the accounts receivable amounts with the Business Product shipment records of Seller. In the case where the accounts receivable amounts cannot be verified, Buyer and Seller shall negotiate in good faith to resolve the discrepancy and determine the amount of the final A/R Payment. Within three (3) Business Days following Closing the A/R Payment shall be made by wire transfer to an account or accounts specified by Seller to Buyer in writing.

2.8.         Holdback.

In order to secure the indemnifications and other obligations of Seller under this Agreement and the Transition Services Agreement, the Holdback Amount, plus interest thereon accruing at a rate of two percent (2%) commencing on the Closing Date, shall be payable to Seller in two equal payments, the first payment (one-half plus accrued interest as of such date) being payable on the six (6) month anniversary date of the Closing Date, and the second payment (remaining Holdback Amount plus all accrued and unpaid interest) being payable on the one year anniversary date of the Closing Date, provided, however, that the Holdback Amount shall be reduced on a dollar for dollar basis to the extent necessary to satisfy each and every Buyer’s Loss (as defined in Section 6.1(a)) as finally determined in accordance with Article VI hereof, and to satisfy any claims as finally determined to be due to Buyer under the terms of the Transition Services Agreement.

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

3.1.         Organization and Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to conduct the Business as it is now being conducted, to own or use the Sale Assets, and to perform all its obligations under the Purchase Orders.

3.2.         Enforceability; Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity. .Upon the execution and delivery by Seller of the Bill of Sale, Assignment and Assumption Agreement, and each other agreement executed and delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity. Seller has the absolute and unrestricted corporate right, power, and authority to execute and deliver this Agreement and the Seller’s Closing Documents and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary corporate action of the Board of Directors and the Shareholders of Seller to the extent required by North Carolina law.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will by Seller, directly or indirectly (with or without notice or lapse of time):

(i)            Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors of Seller;

(ii)           Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Sale Assets may be subject as a result of the contemplated Transactions;

(iii)          Result in the imposition or creation of any Encumbrance upon or with respect to any of the Sale Assets.

(c) Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3.         Financial Statements.

Seller has delivered to Buyer unaudited pro forma statements (the “Income Statements”) showing sales volume, cost of goods sold, and operating expenses of the Business for each of the years ended December 31, 2007, 2008, and 2009, along with the 9-month period ended September 30, 2010 (the “Current Income Statement Date”). The Income Statements were prepared from and are in accordance with the accounting Records of Seller and Seller’s accounting methods and policies consistently applied, are true and correct in all material respects and accurately reflect in all material respects the results of operations of Seller for the respective periods presented.

3.4.         Accounts Receivable.

Part 3.4 of the Disclosure Letter represents a complete list of the accounts receivable (“A/R”) which arose from bona fide transactions in the Ordinary Course of Business.  All of the A/R listed in Part 3.4 of the Disclosure Letter, are, as of the Closing Date, collectible.  No account debtor of Seller has proposed nor has Seller granted or extended any discount or reduction with respect to such account debtor’s A/R outside the Ordinary Course of Business.

3.5.         Title to Sale Assets.

Seller owns good and transferable title to, or a valid transferable leasehold interest in, the Sale Assets, free and clear of any Encumbrances.

3.6.         Inventories and Fixed Assets.

(a)           Part 3.6(a) of the Disclosure Letter contains a list of the Inventories as of the Closing Date prepared from the business and accounting Records of Seller.  All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business. All of the Inventories are valued consistently with Seller’s past practices and in accordance with Seller’s accounting methods and policies.

(b)           Part 3.6(b) of the Disclosure Letter contains a list of the Fixed Assets as of the Closing Date.

3.7.         Taxes.

(a)           Tax Returns Filed and Taxes Paid.  Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports related to the Business that are or were required to be filed pursuant to applicable Legal Requirements.  Seller has paid, or made provision for the payment of, all Taxes related to the Business that have or may become due for all periods covered by such Tax Returns, or pursuant to any assessment received by Seller.  There are no Encumbrances on any of the Sale Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           Withholding.  All Taxes related to the Business that Seller is or was required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.8.         No Material Adverse Change.

Since the Current Income Statement Date, there has not been any (a) material adverse change in the operations, assets, results of operations, or financial condition of the Business, and no event has occurred or circumstance exists that may result in such a material adverse change, or (b) change in Seller’s accounting methods or policies applicable to the Business.

3.9.         Compliance With Legal Requirements.

To Seller’s knowledge, (i) Seller is, and at all times since January 1, 2008 has been, in compliance with each Legal Requirement that is applicable to the conduct or operation of the Business or the ownership or use of any of the Sale Assets; and (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement relating to Seller’s operation of the Business.

3.10.       Legal Proceedings; Orders.

(a)           There is no pending or, to Seller’s knowledge, threatened, Proceeding:

(i)            by or against Seller that relates to the Business, or any of the Sale Assets; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise materially interfering with, any of the Contemplated Transactions.

(b) To Seller’s knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or the commencement of any such Proceeding.

(c) There is no Order to which the Business or any of the Sale Assets is subject.

3.11.       Absence of Certain Changes and Events.

Since the Current Income Statement Date, Seller has conducted the Business only in the Ordinary Course of Business and there has not been any:

(a)           material damage to or destruction or loss of any Sale Asset, whether or not covered by insurance;

(b)           sale (other than sales of Inventories in the Ordinary Course of Business), lease, or other disposition of any Sale Asset or the creation of any Encumbrance on any Sale Asset; or

(c)           Contract by Seller to do any of the foregoing.

3.12.       Business Product.

(a)           Packaging inserts and marketing literature with respect to the Business Product which have been made available to Buyer set forth all of Seller’s standard warranty terms and conditions for Business Product.

(b)           Seller has not received any notice with respect to any Business Product alleging that there exists any material design defect, manufacturing defect, failure to warn, negligence, product liability or failure to meet specifications applicable to that Business Product, other than questions and inquiries in the Ordinary Course of Business.

3.13.       Purchase Orders.

Each Purchase Order was entered into in the Ordinary Course of Business for the sale of Business Product and each such Purchase Order relates exclusively to the Business and involves performance of services or delivery of goods or materials by Seller for use in the Business. There exists no material default or breach on the part of Seller or, to Seller’s knowledge, any other party to any Purchase Order, and Seller has not given or received any written notice of any actual or alleged violation, breach or default under any Purchase Order and there is no current material dispute between Seller and any other party to any Purchase Order regarding Seller’s or such other party’s performance under any such Purchase Order.

3.14.       Environmental Matters.

(a)           To Seller’s knowledge, Seller is in compliance with, and is not in violation of or liable under, any Environmental Law related to its operation of the Business, except for such non-compliance, violation, or liability that would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.  Seller has not received any notice from any Governmental Body or private citizen acting in the public interest of any violation or failure to comply with any Environmental Law related to its operation of the Business.

(b)           There are no pending or, to Seller’s knowledge, threatened, claims, Encumbrances, or other violation of any restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law relating to Seller’s operation of the Business.

(c)           Seller has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, or monitoring, possessed or initiated by Seller pertaining to Hazardous Materials primarily related to Seller’s operation of the Business, or concerning compliance by Seller with Environmental Laws primarily related to its operation of the Business.

3.15.       Intellectual Property Assets.

(a)           Part 3.15(a) of the Disclosure Letter contains a complete and correct list of all of the Intellectual Property Assets owned by Seller that are registered or applied for with the United States Patent and Trademark Office.  Seller owns, or possesses the royalty free licenses from Third Parties to use all Intellectual Property necessary for the conduct of the Business as it is currently conducted.

(b)           The Intellectual Property Assets that are owned by Seller reserve to Seller the exclusive rights to employ such Intellectual Property Assets to make, have made, use, sell, and have sold the Business Products.

(c)           The Intellectual Property Assets that are licensed to Seller from Third Parties, if any, grant to Seller the transferable rights to employ such Intellectual Property Assets to make, have made, use, sell, and have sold the Business Product.

(d)           To Seller’s knowledge, there is no unauthorized use, infringement, or misappropriation by any Third Party of any Intellectual Property Asset.

(e)           To Seller’s knowledge, neither the conduct of the Business nor the manufacture, use, or sale of any Business Product infringes upon any Intellectual Property of any Third Party.  Seller has not received notice of a claim, or threat of claim, made to Seller, that (i) the conduct of the Business or the manufacture, use, or sale of any Business Product infringes upon any Intellectual Property of any Third Party, (ii) contests the validity, ownership, or right to use, sell, license, or otherwise dispose of any Intellectual Property Asset, or (iii) seeks to or could restrict, prevent, or otherwise interfere with the continued use, enhancement, or exploitation of the Intellectual Property Assets.

3.16.       Brokers or Finders.

Neither Seller nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Sale Assets or the Contemplated Transactions.

3.17.       No Other Representations or Warranties.

Seller does not make any representations or warranties relating to the Sale Assets or the Business in connection with the Contemplated Transactions other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither Seller, nor any of its officers, employees, or agents, has made any warranty regarding the physical condition of the Sale Assets, including, but not limited to, any warranty of merchantability or warranty of suitability for a particular purpose, and Buyer hereby disclaims the implied warranty of merchantability, the implied warranty of suitability for a particular purpose, and all express or implied warranties related to the quality of or otherwise relating to the physical condition of the Sale Assets.

ARTICLE IV
Representations And Warranties Of Buyer

Buyer represents and warrants to Seller as follows:

4.1.         Organization and Good Standing.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with full corporate power and authority to conduct its business as it is now conducted.

4.2.         Enforceability; Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement and each other agreement to be executed and delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization, liquidation, conservatorship, receivership, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights, and by general principles of equity. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)            any provision of Buyer’s Governing Documents;

(ii)           any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)          any Legal Requirement or Order to which Buyer may be subject; or

(iv)          any Contract to which Buyer is a party or by which Buyer may be bound.

(c)          Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.         Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. No event has occurred or, to Buyer’s knowledge, circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4.         Brokers or Finders.

Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE V
Additional Covenants

5.1.         Other Tax Payments.

All transfer, sales, use, stamp, recording, and other similar Taxes and fees, including penalties and interest, arising out of or in connection with the transfer of the Sale Assets to Buyer (the “Transfer Taxes”) shall be paid when due by Buyer.  Buyer, at its expense, shall file all necessary documentation and returns with respect to any applicable Transfer Tax.

5.2.         Noncompetition; No-Hire; Confidentiality.

(a)           As an inducement to Buyer to enter into this Agreement, in partial consideration of the Purchase Price and as a condition to the Contemplated Transactions, Seller and Sole Shareholder hereby agree to the following restrictions:

(i)            Except as provided for in the Transition Services Agreement, from the Closing Date until December 31, 2015, neither Seller nor any of its Affiliates nor Sole Shareholder shall (A) directly or indirectly, conduct, invest in, manage, operate, finance, control any Person engaged in developing, testing, manufacturing, marketing, or selling Biological Indicators for VHP; (B) directly or indirectly, solicit or promote the sale of Biological Indicators for VHP to any Person, including any past or current customer of the Business, or any Person to whom Seller or its predecessors made sales or sales contacts at any time prior to the Closing with respect to the Business; or (C) directly or indirectly, request, induce, or attempt to influence any Person, including any past or current customer of the Business, any current supplier of goods or services to the Seller, or any of Seller’s current distributors or sales representatives for the Biological Indicators for VHP, to avoid, curtail, or cancel any business it transacts with Buyer after the Closing;

(ii)           Unless consent is granted by Buyer, on a case by case basis, from the Closing Date until December 31, 2015, neither Seller nor any of its Affiliates nor Sole Shareholder shall (A) directly or indirectly, conduct, invest in, manage, operate, finance, control, any Person engaged in marketing or selling on a Commercial Basis any Biological Indicators for sterilization or disinfection processes not involving VHP; or (B) directly or indirectly, solicit or promote the sale on a Commercial Basis of Biological Indicators for sterilization or disinfection processes not involving VHP to any Person; and

(iii)          Unless consent is granted by Buyer, on a case by case basis, from the Closing Date until December 31, 2015, neither Seller nor any of its Affiliates nor Sole Shareholder shall (A) directly or indirectly, conduct, invest in, manage, operate, finance, control any Person engaged in providing Contract Services to any past or current customer of the Contract Services Business, or any Person to whom Seller made sales or sales contacts at any time prior to the Closing with respect to Contract Services, with the exception of those customers of the Business listed in Part 5.2(a)(iii) of the Disclosure Letter; (B) directly or indirectly, solicit or promote the sale of Contract Services to any past or current customer of the Business, or any Person to whom Seller made sales or sales contacts at any time prior to the Closing with respect to Contract Services, with the exception of those customers of the Business listed in Part 5.2(a)(iii) of the Disclosure Letter; or (C) directly or indirectly, request, induce, or attempt to influence any Person, including any past or current customer of the Contract Services, to avoid, curtail, or cancel any business it transacts with Buyer after the Closing.  In addition, Buyer shall not provide Contract Services or non-VHP Biological Indicators to such customers listed in Part 5.2(a)(iii) of the Disclosure Letter for a period of two (2) years from the date hereof.

(b)           Notwithstanding the foregoing, nothing herein shall limit, restrict or impede Seller, its Affiliates and Sole Shareholder from designing and/or producing Biological Indicators for a single customer (not on a Commercial Basis, not to exceed 5,000 Biological Indicators in any 12 month period) for testing purposes, conducting research, evaluating sterilization, disinfection and decontamination process and other associated uses.

(c)           Seller and Sole Shareholder acknowledge and agree that (i) the foregoing restrictions are reasonable in scope, area of restriction and duration; (ii) in the event of a breach or threatened breach of any covenant made in this Section 5.2, (A) a solely monetary remedy would be inadequate and impracticable to quantify and each such breach would cause Buyer irreparable harm, (B) Buyer shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement without the necessity of proving actual damages and in addition to any and all remedies available at law or in equity (including monetary damages), and (C) Buyer may pursue any of these remedies concurrently or consequently in any order as to any breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other remedies; (iii) the restrictions set forth in this Section 5.2 are intended to be and shall be construed as a series of separate covenants; (iv) this Section 5.2 shall be enforceable and enforced to the fullest extent permitted by applicable law; (v) Seller and Sole Shareholder hereby waive any law that would render any provision, portion of any provision, or scope of any provision of this Section 5.2 contrary to law, invalid, illegal, unenforceable, or unreasonable; and (vi) if a governmental authority, court of law or arbitrator(s) having competent jurisdiction over the subject matter of this Agreement and over the Parties determines that the duration, scope, or area of restriction stated in this Section 5.2 is contrary to law, invalid, illegal, unenforceable, or unreasonable, Seller and Sole Shareholder agree that in such case such governmental authority, court of law, or arbitrator(s) may and shall enforce those portions of this Section 5.2 which are valid, legal, enforceable, or reasonable.

(d)           Notwithstanding anything to the contrary in this Section 5.2, Seller, Sole Shareholder and their respective Affiliates shall at all times have the unrestricted right to (and nothing in this Section 5.2 shall be construed or deemed to prohibit, limit, or restrict Seller’s or Sole Shareholder’s ability to: (i) invest in, manage, operate, finance, control, be controlled by or be under common control with, support or facilitate the operations, perform services , consult, collaborate, be employed by, or be a consultant to or of any Person engaged in any business or activity that provides Contract Services to Persons or companies who are not past or current customers of the Business, and to whom Seller had not made sales or sales contacts at any time prior to the Closing with respect to Contract Services. In order to carry out the provisions of this paragraph, nothing herein shall limit, restrict or impede Seller or Sole Shareholder from designing, producing, developing, manufacturing or utilizing BI to perform such services or have such involvement.

5.3.         Customer and Other Business Relationships.

During the period of the Transition Services Agreement, using commercially reasonable efforts, Seller shall cooperate with Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer those business relationships of the Business existing prior to the Closing, including relationships with regulatory authorities, licensors, customers, and suppliers.  In addition, Seller shall refer to Buyer all inquiries relating to the Business for a period of one (1) year following Closing.

5.4.         Retention of and Access to Records; Confidentiality.

(a)           From and after the Closing until the expiration of three (3) years after the Closing Date, Seller shall upon reasonable request from Buyer make available and permit Buyer and its Representatives and agents to inspect and copy any books and records which relate to the Business as previously conducted by Seller; provided, however, that (i) all such inspection, copying, and assistance shall be at Seller’s place of business at reasonable times and upon reasonable notice, and conducted in a matter as to not interfere with Seller’s business, (ii) all such inspection, copying, and assistance shall be at the sole cost and expense of Buyer, and (iii) Buyer and Seller shall treat all such records and information and the contents thereof as confidential in accordance with Sections 5.4 (c), (d) and (e) hereof.

(b)           From and after the Closing until the expiration of three (3) years after the Closing Date, Buyer shall upon reasonable request from Seller make available and permit Seller and its Representatives and agents to inspect and copy any books and records which relate to the Business as previously conducted by Seller; provided, however, that (i) all such inspection, copying, and assistance shall be at Buyer’s place of business at reasonable times and upon reasonable notice, and conducted in a matter as to not interfere with Buyer’s business, (ii) all such inspection, copying, and assistance shall be at the sole cost and expense of Seller, and (iii) Buyer and Seller shall treat all such records and information and the contents thereof as confidential in accordance with Sections 5.4 (c), (d) and (e) hereof.

(c)           Seller shall (i) treat as confidential all information included in the Intellectual Property Assets and the Sale Books and Records, all other information which is proprietary or confidential to the Business, and all information regarding the Contemplated Transactions (the “Buyer’s Information”), (ii) use the Buyer’s Information only as necessary for Seller to perform its obligations under this Agreement, Seller’s Closing Documents, and the Contemplated Transactions, and (iii) take appropriate precautions to prevent access to or use of the Buyer’s Information except as expressly contemplated under this Section 5.4; provided, however, that the Buyer’s Information shall not include information which is or becomes publicly known through no fault of Seller or any of its employees or Representatives.

(d)           Buyer shall (i) treat as confidential all information which is proprietary or confidential to the Seller that is not part of the Business that Buyer may learn as a result of the Contemplated Transactions, and all information regarding the Contemplated Transactions, including, but not limited to, Records not related to the Business which may be delivered to Buyer before or after the Closing (the “Seller’s Information”), (ii) use the Seller’s Information only as necessary for Buyer to perform its obligations under this Agreement, Buyer’s Closing Documents, and the Contemplated Transactions, and (iii) take appropriate precautions to prevent access to or use of the Seller’s Information except as expressly contemplated under this Section 5.4; provided, however, that the Seller’s Information shall not include information which is or becomes publicly known through no fault of Buyer or any of its employees or Representatives. Buyer shall immediately return to Seller the portion of the Seller’s Information not related to the Business to the extent practicable.

(e)           In the event that either Party (the “Disclosing Party”) is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Seller’s Information or the Buyer’s Information, as the case may be (the “Information”), then the Disclosing Party shall first and promptly notify the other Party so that the other Party may seek a protective order or other appropriate remedy, which the other Party shall seek promptly thereafter if it elects to seek such protection.  In the event that such protective order or remedy is obtained, the Disclosing Party shall comply therewith and shall only disclose such Information which it is advised in writing by counsel is legally required to be disclosed. In the event that no such protective order or other remedy is obtained, the Disclosing Party shall furnish only that portion of the Information which it is advised in writing by counsel is legally required to be disclos   ed and the Disclosing Party shall use all reasonable efforts to obtain reliable assurance that the Information will be subject to appropriate confidentiality protections.

5.5.         Further Assurances.

The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information reasonably requested; (b) execute and deliver to each other such other reasonably requested documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE VI
Indemnification; Remedies

6.1.         Indemnification by Seller and Sole Shareholder.

(a)           Seller and Sole Shareholder, jointly and severally, agree to indemnify and hold harmless Buyer and each of Buyer’s current directors and officers (“Buyer’s Indemnitees”) from and against any direct loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Buyer’s Loss”) which is caused by or arises out of: (a) any breach or default in the performance by Seller or Sole Shareholder of any covenant or agreement made by Seller or Sole Shareholder in this Agreement; (b) any breach of any representation or warranty made by Seller or Sole Shareholder in this Agreement; and (c) any and all legal actions, suits, investigations, claims or proceedings (“Litigation”) arising on account to any of the foregoing (except arising on account of Seller’s or Sole Shareholder’s enforcement of their rights hereunder).

(b)           Notwithstanding anything contained herein to the contrary, Buyer’s Indemnitees shall not be entitled to indemnification for a Buyer’s Loss under the provisions of Section 6.1 hereof, unless (i) such claim for indemnification is delivered to Seller prior to expiration of the indemnification obligations set forth in Section 6.4 hereof; and (ii) the aggregate amount of all Buyer’s Losses under this Section 6.1 shall have exceeded $20,000, in which event Buyer shall be entitled to such indemnification from Seller and Sole Shareholder for all Buyer’s Losses in excess of $20,000, except for the case of an uncollectable A/R, in which case Buyer shall be entitled to all losses, which shall be limited to ninety percent (90%) of each such uncollected A/R paid by Buyer at Closing; provided, that the amount of any Buyer’s Loss for which indemnification is provided under Section 6.1 hereof shall be net of any amounts recovered by Buyer under insurance policies with respect to such Buyer’s Loss.  Buyer shall in a timely fashion submit a claim to its insurance carrier with respect to any Buyer’s Loss for which Seller or Sole Shareholder is obligated to provide indemnification to Buyer hereunder. The aggregate indemnification obligations of Seller and Sole Shareholder shall not exceed an amount equal to the Purchase Price.

6.2.         Indemnification by Buyer.

(a)           Buyer agrees to indemnify and hold harmless Seller, Sole Shareholder and each of Seller’s directors and officers (the “Seller’s Indemnitees”) from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Seller’s Loss”) which is caused by or arises out of: (a) any breach or default in the performance by Buyer of any covenant or agreement made by Buyer in this Agreement; (b) any breach of any representation or warranty made by Buyer in this Agreement; (c) any and all Litigation incident to any of the foregoing (except arising on account of Buyer’s enforcement of its rights hereunder); and (d) the Assumed Liabilities.

(b)           Notwithstanding anything contained herein to the contrary, Seller’s Indemnitees shall not be entitled to indemnification from Buyer for a Seller’s Loss under the provisions of Section 6.2 hereof, unless (i) such claim for indemnification is delivered to Buyer prior to expiration of the indemnification obligations set forth in Section 6.4 hereof; and (ii) the aggregate amount of all Seller’s Losses under this Section 6.2 shall have exceeded $20,000, in which event Seller shall be entitled to such indemnification from Buyer for all of Seller’s Loss in excess of $20,000, except in the event of Buyer’s non-payment of amounts due to Seller or Sole Shareholder pursuant to this Agreement, including but not limited to the payment of the Purchase Price, the Holdback Amount (as finally calculated), in which case the Seller and Sole Shareholder shall be entitled to all Losses; provided, that the amount of any Seller’s Loss for which indemnification is provided under Section 6.2 hereof shall be net of any amounts recovered by Seller under insurance policies with respect to such Seller’s Loss.  Seller shall in a timely fashion submit a claim to its insurance carrier with respect to any Seller’s Loss from Buyer for which Buyer is obligated to provide indemnification to Seller hereunder.  The aggregate indemnification obligations of Buyer shall not exceed an amount equal to the Purchase Price.

6.3.         Indemnity Procedure.

A Party or Parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other Party or Parties claiming indemnity is referred to as the “Indemnified Party”.

(a)           An Indemnified Party under this Agreement shall, with respect to claims asserted against such Party by any Third Party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within ten (10) calendar days of the receipt of any written claim from any such Third Party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are prejudiced.

(b)           The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least ten (10) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required.  If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have a material adverse effect on the Indemnified Party may be agreed to without the written Consent of the Indemnified Party (which Consent shall not be unreasonably withheld, conditioned or delayed).  So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party.  If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its reasonable discretion and the Indemnifying Party shall be bound by any reasonable costs and expenses of defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

(c)           The Parties agree to cooperate in defending any claims for indemnification and, subject to appropriate confidentiality covenants, the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the Parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

(d)           With regard to claims of Third Parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of:  (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, if the Indemnifying Party elected not to take over the defense or settlement of a claim by a Third Party and the Indemnified Party is pursuing the defense or settlement of such claim and provided that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party.  With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly following final determination by the Indemnifying Party upon demand by the Indemnified Party.

6.4.         Survival of Representations and Warranties.

The representations and warranties of each Party contained in this Agreement shall survive for a period of one (1) year following the Closing Date, except for claims for which written notice has been provided in accordance with Section 6.3 prior to the expiration of the one (1) year period and that are then pending; provided, however, that the representations and warranties involving Tax matters or Environmental matters shall survive for a period of five (5) years from the Closing Date.  Any claim for indemnity under Sections 6.1(a) or 6.2(a) shall be asserted in writing specifying in reasonable details the nature and scope of such breach on or before such date.

6.5.         Exclusive Remedy.

Buyer, Seller and Sole Shareholder hereby acknowledge and agree that, from and after the Effective Time, their sole remedy with respect to any and all claims arising under this Agreement, respectively, shall be pursuant to the indemnification provisions set forth in this Article VI; provided, however, that in addition to such remedies (a) Buyer shall be entitled to temporary, preliminary and or permanent injunctive relief to enforce the provisions of Section 6.1 hereof, and (b) each Party shall be entitled to all available remedies for fraud by the other Party.  In furtherance of the foregoing, Buyer and Seller on behalf of themselves and each of their respective Affiliates hereby waive, from and after the Effective Time, to the fullest extent permitted by law, any and all other rights, claims, and causes of action (other than remedies available to each Party for fraud by the other Party) they may have against the other Party or its shareholders, officers, directors, employees, agents, representatives, or Affiliates relating to any Breach of any representation or warranty or covenant or obligation in this Agreement.

6.6.         Punitive Damages.

Notwithstanding any other provision of this Agreement to the contrary, none of Seller, Sole Shareholder or Buyer shall be required to indemnify, hold harmless, or otherwise protect the other parties or any of the respective Affiliates for punitive, consequential or incidental damages.

ARTICLE VII
General Provisions

7.1.         Expenses.

Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

7.2.         Public Announcements.

Any public announcement, press release, or similar publicity with respect to this Agreement or the Contemplated Transactions (an “Announcement”) will be issued, if at all, at such time and in such manner as the Parties may mutually agree upon in writing; provided, however, that Buyer may issue any press release or make other disclosure to the extent required by applicable law or the rules of the Nasdaq Stock Market.

7.3       Notices.

All notices, Consents, waivers, and other communications required or permitted by this Agreement shall be in writing, delivered via facsimile or recognized overnight courier service, to the attention of the person designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the other Party).

If to Buyer	With Copy to
Mesa Laboratories, Inc.	Andrew N. Bernstein, P.C.
12100 W. 6th Ave	5445 DTC Parkway, Suite 520
Lakewood, CO 80228	Greenwood Village, Colorado 80111
Attn: President and CEO	Attn: Andrew N. Bernstein, Esq.
Fax No.: (303) 987-8989	Fax No. 303-770-7332

If to Seller or Sole Shareholder(1)	With Copy to
Apex Laboratories, Inc.	Minor & Brown
4820 Womack Road	Attn: Lisa D’Ambrosia, Esq.
Sanford, NC 27330-0501	650 S. Cherry Street, Suite 1100
Attn: Joseph P. Dalmasso, President	Denver, Colorado 80246
Fax No.: (919) 775-7618	Fax No. (303) 320-6330

(1)Note:  Use Seller address above only for express shipments of material.  For all other correspondence, use the following address:

Joseph P. Dalmasso

P.O. Box 794

Apex, NC 27502-0794

7.4       Entire Agreement and Modification.

This Agreement supersedes all prior agreements and understandings, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits, Seller Closing Documents, and Buyer Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties (and Sole Shareholder to the extent that such amendment, supplement or modification affects the rights and obligations of Sole Shareholder).

7.5       Assignments, Successors, and No Third-Party Rights.

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Party; provided, however, that Buyer may assign its rights and delegate its obligations under this Agreement upon fifteen (15) business days prior written notice but without the prior written Consent of Seller if (a) such assignment and delegation is made in connection with a sale of substantially all of Buyer’s assets used in the Business as conducted by Buyer after the Closing, and (b) the assignee agrees to be bound by and to assume all the liabilities and obligations of all of the terms and conditions of this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the Parties and Sole Shareholder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.5.

7.6       Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7         Knowledge.

Any reference herein to “Seller’s knowledge”, or to any matter “to the knowledge of Seller”, “known to Seller” or any variation of the foregoing, shall mean the actual, current conscious awareness of the executive officers of Seller of the existence or absence of any facts which would contradict the representation or warranty at issue.

Any reference herein to “Buyer’s knowledge”, or to any matter “to the knowledge of Buyer”, “known to Buyer” or any variation of the foregoing, shall mean the actual current conscious awareness of the executive officers of the Buyer of the existence or absence of any facts which would contradict the representation or warranty at issue.

7.8       Construction.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections,” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter. The Parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.9       Governing Law; Jurisdiction and Venue.

This Agreement will be governed by and construed under the laws of the State of Colorado, without regard to its conflicts of laws principles thereof.  This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Colorado.  The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the Contemplated Transactions.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

7.10                        Execution of Agreement.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email transmission shall be deemed to be their original signatures for all purposes.

[Remainder of page intentionally left blank—Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“SELLER”

APEX LABORATORIES, INC.

By:
Joseph P. Dalmasso
President

“SOLE SHAREHOLDER”
Solely with respect to Section 5.2 and Article VI:

Joseph P. Dalmasso

“BUYER”

MESA LABORATORIES, INC.

By:
John J. Sullivan
President and Chief Executive Officer

Exhibit A

SELLER’S DISCLOSURE LETTER

to

ASSET PURCHASE AGREEMENT

Dated as of

December 21, 2010

by and between

APEX LABORATORIES, INC.,

and

MESA LABORATORIES, INC.

This Disclosure Letter is incorporated into and made part of the Asset Purchase Agreement, dated as of December 21, 2010 (the “Agreement”), entered into by and between Apex Laboratories, Inc., a North Carolina corporation (“Seller”) and Mesa Laboratories, Inc., a Colorado corporation (“Buyer”).  Unless otherwise stated, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.  The representations and warranties of Seller set forth in the Agreement are made subject to the disclosures in this Disclosure Letter. The disclosures contained in this Disclosure Letter shall serve as exceptions to or provide lists disclosing additional information required by Seller’s representations, warranties, covenants, and agreements set forth in the Agreement.  The disclosures in any section or subsection of this Disclosure Letter shall qualify other sections and subsections in this Disclosure Letter to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Headings have been inserted on this Disclosure Letter for convenience of reference only and shall not be deemed to affect or alter the express description of the representations and warranties contained in the Agreement or of this Disclosure Letter as set forth in the Agreement. Nothing in this Disclosure Letter constitutes an admission of any liability or obligation of Seller to any third party nor an admission against Seller’s interests to any third party.

The section numbers used in this Disclosure Letter correspond to the section numbers of the representations and warranties in the Agreement that are modified by the disclosures.

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Exhibit 2.6(a)(i)

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Apex Laboratories, Inc., a North Carolina corporation (“Seller”), for good and valuable consideration paid by Mesa Laboratories Inc., a Colorado corporation (“Buyer”), pursuant to an Asset Purchase Agreement dated December 21, 2010 (the “Purchase Agreement”; all capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to that term in the Purchase Agreement), effective as of the date hereof, hereby sells, conveys, transfers and assigns to Buyer and its successors and assigns all of Seller’s right, title and interests in, to and under all of the Sale Assets.  This Bill of Sale is subject to, and is intended to effectuate, the terms of the Purchase Agreement.  This Bill of Sale is not intended to and does not supersede or expand the terms and conditions of the Purchase Agreement, which the Parties agree remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date of the Purchase Agreement.

“SELLER”

APEX LABORATORIES, INC.

By:
Joseph P. Dalmasso
President

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Exhibit 2.6(a)(ii)

ASSIGNMENT AND ASSUMPTION AGREEMENT

KNOW ALL MEN BY THESE PRESENTS, that Apex Laboratories, Inc., a North Carolina corporation (“Seller”), in consideration of and pursuant to an Asset Purchase Agreement dated December 21, 2010 by and between Seller and Mesa Laboratories, Inc., a Colorado corporation (“Buyer”), (the “Purchase Agreement”; all capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to that term in the Purchase Agreement), effective as of the date hereof, hereby assigns and transfers to Buyer all of Seller’s right, title and interest in, to and under the Assumed Liabilities. This Assignment and Assumption Agreement is subject to, and is intended to effectuate, the terms of the Purchase Agreement.  This Assignment and Assumption Agreement is not intended to and does not supersede or expand the terms and conditions of the Purchase Agreement, which the Parties agree remains in full force and effect in accordance with its terms.

Buyer hereby accepts said assignment and hereby assumes and agrees to pay, observe and perform when due all of the Assumed Liabilities.

IN WITNESS WHEREOF, the Parties have executed this Assignment and Assumption Agreement as of the date of the Purchase Agreement.

“SELLER”

APEX LABORATORIES, INC.

By:
Joseph P. Dalmasso
President

“BUYER”

MESA LABORATORIES, INC.

By:
John J. Sullivan
President and Chief Executive Officer

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Exhibit 2.6(a)(iii)

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”), dated as of December 21, 2010 (the “Effective Date”), is entered into by and between Apex Laboratories, Inc., a North Carolina corporation (“Seller”), and Mesa Laboratories, Inc., a Colorado corporation (“Buyer”).  All capitalized terms used herein and not otherwise defined herein or in the Asset Purchase Agreement (as defined below) shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, Buyer, Seller and Sole Shareholder have executed and delivered that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), relating to the sale (the “Acquisition”) by Seller to Buyer of the Sale Assets;

WHEREAS, as a result of the execution of the Asset Purchase Agreement and the consummation of the Acquisition, Buyer has acquired the Sale Assets;

WHEREAS, Buyer desires to obtain the use of certain services of Seller for the purposes of enabling Buyer to manage an orderly transition in its operation of the Business; and

WHEREAS, Buyer desires to engage Seller to assemble, test, and deliver Business Products, on a turnkey basis at the Manufacturing Site on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             TERM OF AGREEMENT.  This Agreement will commence on the Effective Date and remain in effect until the six (6) month anniversary hereof (the “Term”), unless earlier terminated pursuant to Section 4.4 (“Termination”). All services during the Term shall be performed at the Manufacturing Site during normal business hours, unless otherwise agreed to by Seller. Notwithstanding the foregoing, Seller shall permit its employees, including Joseph P. Dalmasso, to take reasonable vacations and personal time off.

2.             TRAINING AND TRANSITION SERVICES. Subject to the terms hereof, Seller shall: (a) cooperate with Buyer and assist in the orderly transfer of the Sale Assets and transition of the Business to Buyer, and (b) provide the services described herein for VHP Biological Indicators (collectively, the “Services”).  “Services” shall not include services related to Contract Services, special projects, or non-standardized VHP Biological Indicators; any such requests related thereto shall be mutually agreed to by the Parties.

2.1           Business Training.  Commencing on the Effective Date and ending no later than four (4) months following such date (“Business Training Term”), Seller shall provide Buyer, at the Manufacturing Site, technical training on the Business Products, in order to transfer Seller’s know-how of the Business to Buyer (the “Business Training”).  Such Business Training shall cover the following topics:

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(a)  Sales and marketing support, including international sales;

(b)  Customer service and support, including troubleshooting and phone support;

(c)  Business Product design and production, including spore production, support preparation, support inoculation, assembly, packaging, and quality control;

(d)  Purchasing and inventory, including purchasing, contracting, warehousing, and logistics;

(e)  Administrative support, including order entry, invoicing, credit, collections, returns, marketing, and finance; and

(f)  such other topics as may be reasonably requested by Buyer.

The Business Training shall be provided by the employees of Seller as determined by Seller.  The specific topics, agenda, timing and logistics for the Business Training shall be agreed between Buyer and Seller as promptly as possible on or after the Effective Date.  Buyer and Seller shall each use commercially reasonable efforts to facilitate the transfer of the manufacturing of the standard VHP Business Products to Buyer’s facilities and supported by Buyer’s personnel, prior to the end of the Business Training Term in essentially the same manner as they were, by Seller, prior to the Effective Date.

2.2           Post-Closing Support Services.  Commencing on the Effective Date and ending no later than four (4) months following such date, unless earlier terminated by Buyer, Seller shall provide Buyer with the following support services:

2.2(a)       Call-in Support Services.  Seller shall respond to telephone and e-mail inquiries for technical support on Business Products and services offered by Buyer related to the Business, providing timely and accurate answers to technical questions, in a manner consistent with past practices.

2.2(b)      Marketing and Sales Services.  Seller shall continue to respond to sales inquiries for Business Products in substantially the same manner as Seller responded prior to the Effective Date, and Seller shall issue quotations to and accept purchase orders for Business Products from Buyer’s customers on the behalf of Buyer at prices to be provided by Buyer.

2.3           Consulting Services.  At the request of Buyer, during the Term of this Agreement, Seller shall cause Joseph P. Dalmasso to devote up to ten (10) hours per week of his available working time to consulting services for the benefit of Buyer for technical support related to VHP Biological Indicators (“Consulting Services”).  Buyer acknowledges and agrees that the Consulting Services to be provided by Joseph P. Dalmasso (i) shall occur upon reasonable notice during normal business hours (subject to reasonable vacation and personal time), (ii) shall not consist of structured Business Training as described in subsection 2.1, but shall be limited to problem resolution or other issue-oriented questions, and (iii) shall not unreasonably interfere with Seller’s business.  Travel by Joseph P. Dalmasso to Buyer’s facilities, up to a maximum of three (3) times during the Term, may be required as a part of the Consulting Services. Direct costs for such travel will be borne by Buyer.  It is anticipated that the need for Joseph P.

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Dalmasso to devote his time to the affairs of the Business will decrease over time as employees of Buyer are trained and the know-how is transferred to Buyer.

2.4           Fees.  Seller shall provide the Services to Buyer free of charge, except for reasonable travel and other related expenses as may be required, subject to the prior approval of Buyer, in its reasonable discretion.

3.             MANUFACTURING SERVICES.  Commencing on the Effective Date and ending no later than four (4) months following such date (the “Manufacturing Term”), Seller will accept Purchase Orders issued hereunder, shall assemble, test and package standard VHP Business Products on a turnkey basis in accordance with the Quality Requirements, and shall deliver them to Buyer or, on behalf of Buyer, to Buyer’s customers in accordance with the terms of this Agreement.  Unless otherwise agreed upon, Seller will provide all labor and facilities necessary to perform the scope of work requested under each Purchase Order in accordance with the terms of the Agreement at the Manufacturing Site

3.1           Ordering.  Seller will have no obligation to perform any manufacturing services hereunder until Buyer has issued a Purchase Order for such services or a customer of Buyer has submitted a purchase order and in either case accepted by Seller.  Buyer will order Business Products by issuing Purchase Orders to Seller, in accordance with any applicable reasonable lead times.  To be effective, all Purchase Orders must reference this Agreement and contain (a) a description of the standard VHP Business Products to be purchased, including Seller’s part numbers, if applicable; (b) the quantity to be purchased; (c) a description of any required Specifications; (d) delivery instructions, including routing, carrier, reasonable delivery schedule and destination; and (e) a confirmation of price consistent with Exhibit B.

3.1(a) Purchase Order Acceptance.  Seller will accept or decline Buyer Purchase Orders within two (2) working days after it receives them.  If all material terms of the Purchase Order are delivered to Seller, failure to deliver a written declination to Buyer within such two (2) day period will be deemed acceptance.

3.1(b)      Purchase Order Adjustments.  Buyer may not increase, decrease or reschedule the number of units under a particular Purchase Order without Seller’s prior written consent.  Contingent on availability of materials and labor, Seller will supply increased units on any originally scheduled delivery date as agreed to by Seller.  Buyer will be responsible for any overtime charges or other charges or premiums required to meet Buyer’s needs where Buyer requires greater flexibility than is permitted above.

3.1(c)       Cancellation of Purchase Orders.  Buyer may not cancel any Purchase Order, in whole or in part, without the prior written consent of Seller, provided, however, that in the event that Seller consents to cancel any Purchase Order, Buyer will reimburse Seller only for all costs incurred by Seller, including the cost of labor, overhead and all other charges incurred as the result of such cancellation.

3.2           Pricing and Payment.  Buyer shall pay a unit price for each Business Product manufactured by Seller using the pricing set forth in Exhibit B (the “Price Schedule”) based upon a normal 40 hour work week by Seller and its employees and for commercially reasonable

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quantities. Buyer will be responsible for any overtime charges or other charges or premiums required to meet Buyer’s needs where Buyer requires greater quantities, shorter delivery times or  greater flexibility. In the case of custom or new Business Products, Seller, at its election to accept such custom or new Business Products, will provide Buyer a price quote for each such Business Product proposed by Buyer, and the unit price shall be agreed upon by the parties in advance.

3.2(a)       Taxes.  The prices set forth in the Price Schedule are exclusive of state or local sales, use, excise or similar taxes, which, if applicable, will be paid by Buyer.

3.2(b)      Payment.  Buyer will pay Seller for quantities of Business Product delivered to Buyer or End-user Buyers within thirty (30) days from the date of Seller’s invoice therefor, provided that the date of the invoice will be no earlier than the shipping date for such quantities.  Both parties agree to work diligently to resolve any discrepancies involving invoices.

3.3           Materials and Components.  As a result of the execution of the Asset Purchase Agreement, Buyer has purchased from Seller all materials and components for assembly of Business Products (the “Inventory”).  The Inventory and all other additional inventory items delivered to the Manufacturing Site will be kept at the Manufacturing Site without charge to Buyer.

3.3(a)       Procurement of Materials.  As needed to fulfill Purchase Orders at the Manufacturing Site during the Manufacturing Term, Seller shall purchase additional Inventory, at Seller’s cost, for assembly and testing of the Business Products.  Seller is solely responsible for determining whether the then current level of Inventory does not or is not projected to contain sufficient quantities of materials and components to fulfill at the Manufacturing Site Buyer’s Purchase Orders, or whether additional Inventory is required.

3.3(b)      Ownership of Inventory.  Buyer shall be deemed at all times to own and have title to all Inventory stored, handled or processed by Seller.

3.4           Operations Manager.  Each party will name a person to be a single point of contact to handle operational matters related to the day to day administration of this Agreement.

3.5           Quality Requirements.  Seller will manufacture at the Manufacturing Site the Business Products in accordance with the Quality Requirements.  Buyer may inspect Business Products manufactured at the Manufacturing Site delivered under this Agreement for deficiencies in workmanship or material either at the Manufacturing Site and/or at its destination.  Buyer or Buyer’s customer may return defective or non-conforming Business Products manufactured at the Manufacturing Site to Seller at Seller’s expense (using Seller’s selected carrier) within ten (10) days after delivery.  If Buyer or Buyer’s customer fails to notify Seller of any deficiencies in workmanship or materials of any Business Products within such ten (10) day period, Buyer shall be deemed to have accepted such Business Products.

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3.6           Delivery.  Subject to the terms hereof, Seller will use commercially reasonable efforts to deliver the total number of units of Business Products ordered in a particular Purchase Order to the designated delivery point(s) on or before the date specified in such Purchase Order.

3.6(a)       Carrier; Risk of Loss.  Seller will use Buyer’s preferred carriers for delivery, provided that, if Buyer does not designate a preferred carrier, Seller may select a common carrier at its discretion.  The title and risk of loss or damage  is always with Buyer .

3.6(b)      Cost of Delivery.  Buyer shall be responsible for all delivery costs incurred on account of delivery of Business Products and, if necessary or requested by Seller, shall arrange to prepay any amount due to any carrier or other third party for the delivery of Business Products.

3.7.          Limited Warranty.  Seller represents and warrants to Buyer that Seller’s services provided hereunder with respect to the manufacture of Business Products (the “Warranted Services”) will be consistent with the materials and workmanship of Seller prior to the Effective Date and will be subject to Seller’s standard limited warranty utilized by Seller prior to the Effective Date (the “Services Warranty”).  Without limiting the foregoing, Buyer acknowledges and agrees that the Services Warranty will not apply to any Warranted Service with respect to any Business Product (a) that has been abused, damaged, misused or altered by someone other than Seller or (b) that is defective as a result of causes external to the Business Product (other than the Warranted Services) or (c) that is defective by any cause not arising on account of a Warranted Service.

3.7(a)       Remedy.  In the event that any Warranted Service shall not be in conformity with the foregoing limited warranty, Seller shall, at Seller’s expense, replace such defective Business Product.  The foregoing constitutes Buyer’s sole remedies against Seller for a breach of the Services Warranty.

3.7(b)      LIMITATION OF WARRANTY.  THE WARRANTIES IN THIS SECTION ARE THE ONLY WARRANTIES GIVEN BY SELLER. SELLER MAKES, AND BUYER AND ANY END-USER BUYER RECEIVES, NO OTHER WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.  ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE ARE EXPRESSLY DISCLAIMED AND EXCLUDED.   SELLER MAKES NO WARRANTY THAT A BUSINESS PRODUCT WILL (I) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY SELLER IN WRITING, INCLUDING ANY NON-STANDARD MODIFICATION, OR (II) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY OR ANY OTHER PERSON OR ENTITY.  SELLER ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS, OR FOR MEETING ANY SPECIFICATIONS BEYOND THOSE INCLUDED IN ANY SPECIFICATIONS APPROVED BY SELLER IN WRITING.

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3.8           License.  Subject to the terms of this Agreement, and in consideration of Seller’s obligations hereunder, Buyer hereby grants to Seller a limited, non-transferable, non-assignable, revocable, worldwide license, without a right to sublicense or assign, to use Buyer Intellectual Property as necessary or appropriate to provide services in accordance with the terms hereof.

3.9           Indemnity by Seller.  Seller will indemnify, hold harmless and defend Buyer from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with (i) a third party claim that the manufacturing process used to manufacture a Business Product caused injury or damage to a person or property and (ii) any material breach or failure by Seller in the performance of its obligations pursuant to this Agreement following reasonable notice and an opportunity to cure.

3.10         Indemnity by Buyer.  Buyer will indemnify, hold harmless and defend Seller from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with (i) a third party claim that a Business Product caused injury or damage to a person or property; (ii) any damage caused by the removal of Buyer’s assets from the Manufacturing Site following the termination of this Agreement, and (iii) any material breach or failure by Buyer in the performance of its obligations pursuant to this Agreement following reasonable notice and an opportunity to cure.

3.11         Termination of Manufacturing Services.  The Manufacturing Services provided under this Agreement shall terminate four (4) months following the Effective Date unless earlier terminated by Buyer, at Buyer’s sole discretion.

3.12         Transfer of Buyer’s Property.  Within ten (10) days following the termination of the Manufacturing Services, Buyer and Seller shall cooperate to remove from Seller’s facilities and transfer to Buyer all of the Sales Assets, then remaining at Seller’s facilities, that were purchased by Buyer under the terms of the Asset Purchase Agreement.  Transfer of the Sales Assets shall occur during normal working hours and all costs of such transfer shall be the responsibility of Buyer.

3.13         Inventory.  Upon the termination of the Manufacturing Services, the Inventory then remaining in Seller’s facility for transfer to Buyer shall consist of sufficient raw materials, finished goods and/or work in process to allow for an additional four (4) months of production of all Business Products consistent with Seller’s operation of the Business prior to the Effective Date.  Exhibit C of this Agreement sets forth such minimum quantities of all applicable Inventory items that are to be transferred from Seller to Buyer.  In the event that the quantity of any Inventory item is less than the quantity listed in Exhibit C, Seller shall either (a) purchase additional Inventory items to make up the difference in the quantity on hand and the amount listed in Exhibit C, or (b) pay to Buyer an amount sufficient, which shall be agreed to by Buyer and Seller, to allow Buyer to procure such additional Inventory items.

4.             ADDITIONAL TERMS.

4.1           Legal Compliance.  Each party will defend, indemnify, and hold the other party harmless from any loss, cost, or expense directly resulting from the other party’s violation of any law, rule,

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regulation or ordinance of the United States, any state, or any other governmental agency in the performance of this Agreement.

4.2           Indemnity Procedures.  A party’s obligation to indemnify the other under this Agreement is conditioned upon and subject to: (a) the indemnified party giving the indemnifying party reasonably prompt notice in writing specifying in reasonable detail the nature of any such claim or suit and permits the indemnifying party through counsel of its choice, to answer any charges and defend such claim or suit; (b) the indemnified party provides the indemnifying party information, assistance and authority, at the indemnifying party’s expense, to enable such party to defend the suit; and (c) the indemnifying party will not be responsible for any settlement made by the indemnified party without its prior written consent.  Except as may be required by law, the indemnifying party agrees not to disclose or publicize the terms of any settlement of a suit against the indemnified party without first obtaining such party’s written permission.

4.3           Confidentiality.  Each party will protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that each such party uses to protect its own like information, but at a minimum, with a reasonable degree of care.  Neither party will use the other’s Confidential Information for purposes other than those necessary to perform this Agreement and only employees of the receiving party who have a need to know such Confidential Information will have access thereto.  Neither party will disclose to third parties the other’s Confidential Information without the prior written consent of the other party.

4.4           Termination.  This Agreement will remain in full force and effect during the Term, unless earlier terminated by Buyer or Seller according to the terms hereof.

4.4(a)       Termination for Cause.  Either party may terminate this Agreement effective immediately upon written notice to the other (i) for a material breach by such other party not cured within thirty (30) days after receipt of written notice of such breach; or (ii) in the case of the other party’s insolvency or inability to pay its debts or perform its obligations as they mature or if the other party makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or a portion of the party’s assets.

4.4(b)      Effect of Termination.  Upon any termination of this Agreement: (i) Seller will, to the extent and at times specified by Buyer, stop all work on outstanding Purchase Orders and incur no further direct costs.  Buyer will have the option to request that Seller complete work in progress pursuant to any Purchase Orders open on the date of termination; (ii) Buyer will compensate Seller for all Business Products delivered and accepted by Buyer; and (iii) each party will return to the other, freight collect, all materials that contain the other’s Confidential Information, or if the other party gives written instructions to do so, destroy all such materials and provide the other a written certificate of destruction within thirty (30) days after such destruction.

4.5           Export Controlled Commodities, Technical Data and Software.  This Agreement is subject to all laws, regulations, orders or other limitations on the export and re-export of commodities, technical data and software.  The parties hereby agree that they will not export, re-export, resell or transfer any export controlled commodity, technical data or software (i) in violation of such limitations imposed by the United States or any other appropriate national

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government authority, or (ii) to any country for which an export license or other governmental approval is required at the time of export, without first obtaining all necessary licenses or other approvals.

4.6           On-Site Personnel.  Buyer’s employees, consultants, and agents shall comply with Seller’s working hours, working rules, policies, safety and site rules to the extent that performance of this Agreement requires or permits the presence of Buyer’s employees, consultants, and agents at Seller’s facilities or at sites under Seller’s control (the “On-Site Personnel”).  On-Site Personnel shall abide by any other direction, rule, directive or policy promulgated by Seller (collectively, “Work Rules”).  Buyer shall have sole responsibility to see that all On-Site Personnel are informed of the Work Rules and that such practices are followed by its On-Site Personnel.  All On-Site Personnel shall fully comply with all federal, state, and local safety and health rules and regulations.  Subject to Buyer’s and its On-Site Personnel’s compliance with this Section 4.6, all On-Site Personnel shall ultimately be under the direction, control and supervision of Buyer (and not of Seller), and Buyer shall have the sole right to exercise all authority with respect to such On-Site Personnel, and in no event shall such On-Site Personnel be deemed to be employees or agents of Seller.  Buyer shall be responsible and liable for the actions and inactions of its On-Site Personnel.

5.             GENERAL TERMS.

5.1           Force Majeure.  Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or an act that is beyond the reasonable control of either party (a “Force Majeure”), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its commercially reasonable efforts to continue to so perform or cure.  In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

5.2           Relationship of the Parties.  Each of the parties will at all times during the Term act as, and will represent itself to be, an independent contractor.  Neither party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party, whether express, implied, by appearance or otherwise to bind the other party in any respect whatsoever.

5.3           Assignment.  The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors and permitted assigns; provided that, neither party may assign or delegate its obligations specified under this Agreement either in whole or in part, without the prior written consent of the other, which will not be unreasonably withheld, conditioned or delayed.  Any attempted assignment in violation of the provisions of this Section 5.3 will be void.

5.4           Publicity.  Unless otherwise agreed by the parties in writing or except as required by law or regulation, no press releases, conferences, interviews or other public announcements, in whatever form, will be made or given by either party in relation to this Agreement.

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5.5           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of Buyer and Seller and their successors and permitted assigns and nothing herein expressed or implied will give or be construed to give to any person, other than Buyer and Seller and such successors and assigns, any legal or equitable rights hereunder.

5.6           Severability.  If for any reason a court of competent jurisdiction finds any provision of this Agreement or portion thereof to be unenforceable, that provision of this Agreement will be enforced to the maximum extent permissible to effect the intent of the parties and the remainder of this Agreement will continue in full force and effect.

5.7           No Waiver.  All rights and remedies conferred under this Agreement or by any other instrument or law will be cumulative and may be exercised singularly or concurrently. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

5.8           Notices.  All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given when: (i) delivered personally; (ii) when sent by confirmed telex or facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (l) day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to addresses set forth below or such other address as may be designated by a given party by giving written notice to the other party pursuant to this Section.

If to Buyer	With Copy to
Mesa Laboratories, Inc.	Andrew N. Bernstein, P.C.
12100 W. 6th Ave	5445 DTC Parkway, Suite 520
Lakewood, CO 80228	Greenwood Village, Colorado 80111
Attn: President and CEO	Attn: Andrew N. Bernstein, Esq.
Fax No.: (303) 987-8989	Fax No. 303-770-7332

If to Seller	With Copy to
Apex Laboratories, Inc.	Minor & Brown
Attn. Joseph P. Dalmasso	Attn: Lisa D’Ambrosia, Esq.
P.O. Box 794.	650 S. Cherry Street, Suite 1100
Apex, North Carolina 27502	Denver, Colorado 80246
Fax No.: (919) 775-7618	Fax No. (303) 320-6330

5.9           Governing Law; Jurisdiction and Venue.  This Agreement will be governed by and construed under the laws of the State of Colorado, without regard to its conflicts of laws principles thereof. This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Colorado.  The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in

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respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

5.10         Interpretation.  This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be fairly interpreted according to its terms and without any strict construction in favor of or against either party. The headings and captions are included for reference purposes only and do not affect the interpretation of the provisions hereof.

5.11         Complete Agreement.  This Agreement, including all exhibits identified herein, and all Purchase Orders issued hereunder, constitutes the entire Agreement between the parties in connection with the subject matter hereof, and terminates and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties.  No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

5.12    Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email transmission shall be deemed to be their original signatures for all purposes.

[Remainder of page intentionally left blank—Signature Page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“SELLER”

APEX LABORATORIES, INC.

By:
Joseph P. Dalmasso
President

“BUYER”

MESA LABORATORIES, INC.

By:
John J. Sullivan
President and Chief Executive Officer

(Signature Page to Transition Services Agreement)

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Exhibit A

Definitions

“Business Products” means standard VHP Biological Indicator Products manufactured, marked, distributed, and/or sold by the Seller in the Ordinary Course of Business prior to the Effective Date.

“Buyer Intellectual Property” means materials, components, software, hardware and other intellectual property that are proprietary to Buyer or contain Buyer proprietary technology, including all copyrights, patent rights, trademarks, trade secrets and other intellectual property rights embodied therein.

“Confidential Information” means: (a) for Buyer, all Buyer custom and proprietary components supplied to Seller by Buyer, the Specifications, the Quality Requirements, the Business Products, equipment or fixtures developed by or for Buyer, and any trade secrets related to any of the foregoing; (b) for either Party, any information, including but not limited to any information relating to the Party’s product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how, that is designated by the disclosing party as confidential in writing or, if disclosed orally, reduced to writing and designated as confidential within thirty (30) days; and (c) subject to applicable laws and regulations, the terms, conditions and existence of this Agreement; provided, however, that “Confidential Information” will not include information that:  (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (iii) is independently developed by the receiving party; (iv) is lawfully obtained from a third party who has the right to make such disclosure; or (v) is released for publication by the disclosing party in writing.

“Manufacturing Site” means Seller’s manufacturing facility located at 4820 Womack Rd., Sanford, North Carolina  27330

“Purchase Orders” means written or electronically transmitted purchase orders for the Business Products issued by Buyer or its customers to Seller.

“Quality Requirements” means that Seller will assemble, manufacture and test Business Products in accordance with past practices, using the same fabrication and assembly methods, and using substantially the same personnel and procedures as in effect as of the Effective Date, or as otherwise mutually agreed upon between the parties.

“Specifications” means any specifications for a Business Product as set forth in the Purchase Order for such Business Product.

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Exhibit B

Price Schedule

Standard Biological Indication with disc shall be $0.96 per disc Biological Indicator.

Standard Biological Indicator with strip shall be $1.01 per strip Biological Indicator.

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Exhibit C

Minimum Inventory

The minimum inventory transferred from Seller to Buyer at the conclusion of this Agreement shall be a quantity of materials in the form of raw materials, work in process, finished goods, or any combination of these forms, sufficient for 267,000 units of the finished “HMV” product.

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Exhibit 2.6(a)(iv)

PATENT ASSIGNMENT

This PATENT ASSIGNMENT is made this 21st day of December, 2010, by JOSEPH P. DALMASSO, having an address at P.O. Box 794, Apex, North Carolina 27502 (hereinafter “ASSIGNOR”) to MESA LABORATORIES, INC., a corporation organized under the laws of the State of Colorado, having a business address at 12100 W. 6th Ave., Lakewood, Colorado 80228 (hereinafter “ASSIGNEE”).

WHEREAS, ASSIGNOR is the owner of record of United States Patent Number 5,856,118 (the “PATENT”); and

WHEREAS, ASSIGNOR wishes to assign, and ASSIGNEE wishes to acquire, the PATENT;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASSIGNOR hereby grants, transfers, assigns and conveys unto ASSIGNEE the entire right, title and interest in and to the PATENT.

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment to be executed as of the date first  written above.

ASSIGNOR:

Joseph P. Dalmasso

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PROVISIONAL APPLICATION ASSIGNMENT

This PROVISIONAL APPLICATION ASSIGNMENT is made this 21st day of December, 2010, by JOSEPH P. DALMASSO, having an address at P.O. Box 794, Apex, North Carolina 27502 (hereinafter “ASSIGNOR”) to MESA LABORATORIES, INC., a corporation organized under the laws of the State of Colorado, having a business address at 12100 W. 6th Ave., Lakewood, Colorado 80228 (hereinafter “ASSIGNEE”).

WHEREAS, ASSIGNOR is the owner of record of United States Provisional Application No. 61/395,359, filed May 12, 2010 (the “APPLICATION”); and

WHEREAS, ASSIGNOR wishes to assign, and ASSIGNEE wishes to acquire, the APPLICATION;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASSIGNOR hereby grants, transfers, assigns and conveys unto ASSIGNEE the entire right, title and interest in and to the APPLICATION.

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment to be executed as of the date first written above.

ASSIGNOR:

Joseph P. Dalmasso

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